UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Wright, Jr., Joseph R.
   1900 Gallows Road
   Vienna, VA  22182
   U.S.
2. Issuer Name and Ticker or Trading Symbol
   GRC International, Inc.
   GRH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock, $.10 par value |5/1/99|A(1)|4,002(2)          |(A)|$7.59      |29,002(3)          |(D)   |                           |
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Common Stock, $.10 par value |      |    |                  |   |           |1,000              |(I)   |(4)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Directors Fee Repl Optio|(5)     |     |    |           |   |(6)  |(7)  |Common Stock|14,152 |       |14,152      |(D)|            |
n (right to buy)        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Directors Fee Repl Optio|$1.7692 |9/30/|A   |4,710      |A  |(6)  |(7)  |Common Stock|4,710  |       |4,710       |(D)|            |
n (right to buy)        |        |98   |    |           |   |     |     |            |       |       |            |   |            |
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Directors Fee Repl Optio|$1.5216 |12/31|A   |5,477      |A  |(6)  |(7)  |Common Stock|5,477  |       |5,477       |(D)|            |
n (right to buy)        |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Directors Fee Repl Optio|$1.6418 |3/31/|A   |5,076      |A  |(6)  |(7)  |Common Stock|5,076  |       |5,076       |(D)|            |
n (right to buy)        |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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Directors Fee Repl Optio|$1.8972 |6/30/|A   |4,392      |A  |(6)  |(7)  |Common Stock|4,392  |       |4,392       |(D)|            |
n (right to buy)        |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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Officer Stock Option (ri|$4.125  |     |    |           |   |9/10/|3/10/|Common Stock|150,000|       |150,000     |(D)|            |
ght to buy)             |        |     |    |           |   |97   |07   |            |       |       |            |   |            |
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Director Stock Option (r|$7.594  |5/1/9|A   |3,000      |A  |(8)  |5/1/0|Common Stock|3,000  |       |3,000       |(D)|            |
ight to buy)            |        |9    |    |           |   |     |9    |            |       |       |            |   |            |
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Explanation of Responses:
(1) Acquired in connection with the termination of the Company's Directors Retirement Plan; (2) Deferred Stock
Units to be settled in common stock after the termination of the reporting person's service as a director; (3) Includes
4,002 Deferred Stock Units to be settled in common stock after the termination of the reporting person's service as a director; (4) Shares owned by Mr. Wright's wife; (5) Exercise prices ranging from $1.299 to $9.429; (6) Currently exercisable; (7) no fixed expiration date, options may be exercised through the third anniversary of a director's departure from the Board of Directors; (8) 50% exercisable 2 years after grant; 75% exercisable 3 years after grant; and 100% exercisable 4 years after grant.